Exhibit 2.3

Roll No. /2001

Negotiated

July 11, 2001

before me,

Dr. Andreas Mattke

the officially appointed deputy of the Notary Public

Dr. Gerhard Pilger

in the district of the Court of Appeals Frankfurt/Main

appeared today

1.	Mr Sven-Uwe Wolber, born on December 16, 1943, identified by German Identity Card,

and

2.	Mr Josef Abeling, born on January 27, 1953, identified by German Identity Card,

both with business address at Wiesbadener Straße 243, 61462 Königstein, not acting on their own behalf, but acting as managing directors on the basis of a certified company register excerpt of May 29, 2001 for

TransTechnology Seeger-Orbis GmbH, 61462 Königstein, Wiesbadener Straße 243, Registergericht Königstein HRB 3865,

which is not acting on her own behalf, but on the basis of a certified company register excerpt of May 29, 2001 for

Seeger-Orbis GmbH & Co. OHG,
61462 Königstein, Wiesbadener Straße 243,
Registergericht Königstein HRA 2500

3.	Mr Bernd Höhn, born on May 4, 1963, with business address at Hauptstraße 2/1, 78665 Frittlingen, identified by German Identity Card, not acting on his own behalf, but as the sole managing director of

Breeze Pebra GmbH

with business address in Frittlingen, incorporated under the firm Hohenstaufen Einhundertsiebzigste Vermögensverwaltungs GmbH.

The deputy notary asked the persons appearing whether the notary was previously concerned with the subject matter of the deed within the meaning of Section 3 Subsection 1 No. 7 BeurkG. The persons appearing stated that this was not the case.

The persons appearing requested notarization of the following agreement in the English language. The deputy Notary, who speaks and understands English fluently, ascertained that the persons appearing have sufficient command of the English language and do not require an interpreter.

Now the persons appearing requested notarization of the following

ASSET SALE AND PURCHASE AGREEMENT

BETWEEN SEEGER-ORBIS GMBH & CO. OHG

AND

BREEZE PEBRA GMBH

ASSET SALE AND PURCHASE AGREEMENT

      THIS AGREEMENT is entered into as of July 11, 2001, by and between SEEGER-ORBIS GMBH & CO. OHG, a German general partnership, with its principal place of business at Wiesbadener Strasse 243, 61462 Königstein, Germany (the “Seller”) and BREEZE PEBRA GMBH, a German limited liability company, with its principal place of business at 78665 Frittlingen, Germany, incorporated under the firm name Hohenstaufen Einhundertsiebzigste Vermögensverwaltungs GmbH, the name change having been notarized on June 21, 2001 before Notary Axel Rodert - UR-Nr. 1839/2001Ro of Cologne and presently registered in the Commercial Register of the Lower Court of Cologne under HRB 34507, to be moved to Frittlingen, Lower Court of Tuttlingen (the “Buyer”). The Buyer and the Seller are referred to collectively as the “Parties” and individually as a “Party.”

      RECITALS:

      A. Seller proposes to convey, transfer and assign to Buyer, and Buyer proposes to acquire and assume all the assets and liabilities of the unincorporated division of Seller known as “Pebra” which designs and manufactures clamps primarily for heavy truck manufacturers in Europe out of a manufacturing facility in Frittlingen in the state of Baden-Wuerttemberg, Germany, except for those Excluded Assets and Excluded Liabilities as hereinafter provided (collectively, the “Business”) upon the terms and subject to the conditions hereinafter set out.

      TransTechnology Corporation of Liberty Corner, New Jersey, USA (“US Seller”), the parent company of the Seller, is selling and transferring the Breeze Industrial Products Business to Breeze Industrial Products Corporation (“US Buyer”), the parent company of the Buyer, as defined in more detail in Section A of the Recitals of the Asset Sale and Purchase Agreement between US Seller and US Buyer dated June 29, 2001 last amended on July, 9, 2001 (the “Breeze Agreement”) which is referred to this Agreement by deed of reference (Bezugsurkunde) of the acting notary under his Docket-No. 684/2001 as initially executed by employees of the public notary as unauthorized representatives (Vertreter ohne Vertretungsmacht) and to be approved by authorized representatives of the Parties in this Agreement.

      The document was present in original during the recording of today. The parties had the opportunity to get knowledge of the contents of this document. The deputy notary instructed the parties about the fact that the contents of this document will become part of this recording by reference. The parties declare that they have knowledge of the contents of this document. They renounce of the document being read aloud.

      The parties herewith approve the declaration given on their behalf to the document of the notary of July 10, 2001 (Roll No. 684/2001) by Tanja Brandner.

      The sale by the Seller and the purchase by the Buyer hereunder is directly interconnected with the sale and purchase of the Breeze Industrial Products Business by the US Seller and US Buyer, respectively.

      B. Definitions of capitalized terms are set out at Section 11.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and promises herein contained the Parties agree as follows:

      1. Basic Transaction

      (a) Purchase and Sale of the Acquired Assets. On and subject to the terms and conditions of this Agreement, the Buyer hereby purchases from the Seller and the Seller hereby sells to the Buyer the Acquired Assets (schuldrechtliche Verpflichtung) as of the Closing Date for the consideration specified below in this Section 1. On and subject to the terms of this Agreement, Seller hereby transfers and assigns to Buyer all title to and rights in any and all Acquired Assets (dingliche Verfügung) effective as of the Closing Date. Buyer hereby accepts such transfers and assignments. However, the purchase and sale (schuldrechtliche Verpflichtung) and the transfer of title (Auflassung) of the Real Property is subject of a separate Real Property Purchase and Transfer Agreement attached hereto as Exhibit 1(a).

      (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer hereby commits itself to assume and to become responsible for the Assumed Liabilities (schuldrechtliche Verpflichtung) as of the Closing Date. The Seller hereby accepts such commitment. On and subject to the terms of this Agreement, Seller hereby assigns to Buyer all Assumed Liabilities (dingliche Verfügung) effective as of the Closing Date. Buyer hereby assumes and becomes responsible for all Assumed Liabilities.

      (c) Assignment of Contracts. On and subject to the terms and conditions of this Agreement, the Seller hereby commits itself to assign (schuldrechtliche Verpflichtung) to Buyer those Contracts as described on Schedule 1(c) and Buyer hereby commits itself to assume all obligations and liabilities thereunder as of the Closing Date. On and subject to the terms of this Agreement and subject to Section 8(c), Seller hereby assigns to Buyer all Contracts (dingliche Verfügung) effective as of the Closing Date. Buyer hereby accepts such assignment. To the extent that the assignment of all or any portion of any Contract by the Seller to the Buyer shall require the consent of another party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. The Seller will use commercially reasonable efforts to obtain the consent of the other parties to such Contracts for the assignment thereof to the Buyer in the manner set out in Section 8(c). Seller and Buyer shall handle the Contracts as if they had been effectively assigned to Buyer, and Seller shall grant Buyer a Power of Attorney to execute the Contracts in its own name and its own account as long as the consent of third parties has not been granted, except in such cases where this would be a breach of such Contracts. All economic benefits and burdens shall belong and be allocated to the Buyer from the Closing.

      (d) Seller and Buyer are in agreement, that all assets sold and assigned hereunder as well as all liabilities assumed hereunder and all contracts assigned hereunder, all belonging to the Business, as located at the Frittlingen site, the Königstein site or located with employees or third parties belong to the Buyer pursuant to this Agreement. If items on the respective Schedules for the Acquired Assets, Assumed Liabilities and Assigned Contracts have been erroneously omitted from the respective Schedules, such Schedules shall be amended by Seller and Buyer accordingly upon Buyer’s request. Notwithstanding the survival of Sellers representation according to Section 7(a)(ii) and 2(c), any Schedules from which items have been erroneously omitted shall after expiration of 3 months from the Closing Date not be subject to amendment with respect to items other than those located at the manufacturing facility of the Business in Frittlingen.

      (e) Purchase Price. Subject to the adjustments contained in Section 1 (d) (iii) of the Breeze Agreement, the purchase price (including the purchase price for the Real Property sold and transferred separately according to the Real Property Purchase and Transfer Agreement attached hereto as Exhibit 1(a)) is Two Million Five Hundred Thousand Dollars ($ 2,500,000) (the “Purchase Price”). The Parties believe that as a consequence of the Business representing a separate business (Teilbetrieb), no VAT is due according to the respective German tax laws. In the event that against expectations VAT should have retroactively to be imposed, the Parties shall closely cooperate to limit any adverse consequences for either Party. The Purchase Price shall be paid at Closing by wire transfer to a bank account to be designated by Seller, except otherwise provided for in the Real Property Purchase and Transfer Agreement.

      (f) Purchase Price Adjustment. Seller hereby grants an irrevocable power of attorney to the US Seller to handle and agree upon on behalf of the Seller any Purchase Price adjustments based on the financial statements to be established for such purpose; US Seller is released from the restrictions of Section 181 of the German Civil Code. Buyer hereby grants an irrevocable power of attorney to the US Buyer to handle and agree upon on behalf of the Buyer any Purchase Price adjustments based on the financial statements to be established for such purpose; US Buyer is released from the restrictions of Section 181 of the German Civil Code. Such Purchase Price adjustments as determined by US Buyer and US Seller shall be binding on Seller and Buyer.

      (g) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller’s German Counsel, in the presence of a German notary public selected and appointed by Buyer. The parties mutually agree that the actual “Closing Date” shall be July 9, 2001.

      (h) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 5(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 5 (b) below; and (iii) the Buyer will deliver to the Seller the consideration specified in Section l(e) above, except otherwise provided for in the Real Property Purchase and Transfer Agreement.

      The transfer of possession to the Acquired Assets takes place by the appeared person No. 3 taking possession of the Acquired Assets on today’s date on behalf of the Buyer. To the extent that any Acquired Assets are in the possession of third parties, the Seller hereby assigns to the Buyer who accepts such assignment Seller’s rights and claims against such third parties for delivery (Besitz) of such Acquired Assets.

      2. Representations and Warranties of the Seller by way of an Independent and Separate Guarantee (selbständiger Garantievertrag). The Seller represents and warrants by way of an independent and separate guarantee (selbständiger Garantievertrag) within the meaning of Section 305 of the German Civil Code to the Buyer that the statements contained in this Section 2 are correct, complete and not misleading as of the date of this Agreement, except as set forth in the “Disclosure Schedule”. The Disclosure Schedule will be arranged in schedules corresponding to the lettered and numbered sections contained in this Section 2.

      (a) Organization of the Seller. The Seller is a general partnership duly organized and validly existing under the laws of the Federal Republic of Germany and is qualified to do business in the Federal Republic of Germany.

      (b) Authorization of Transaction. The Seller and its unlimited partner TransTechnology Seeger-Orbis GmbH have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the shareholder of the two partners that constitute the Seller has duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller enforceable in accordance with its terms and conditions provided that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors, and (ii) enforcement and the availability of the remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding for such remedies may be brought.

      (c) Title to Acquired Assets. The Seller has, or will have as at the Closing Date, good and marketable title to or a valid leasehold interest in all of the Acquired Assets, including, without limitation, title to the Real Property, owned by it and a valid leasehold interest in all of the Acquired Assets leased by it, in each case free and clear of all Liens other than Excepted Liens. The Acquired Assets constitute all of the assets of Seller that are used or held for use in connection with the Business (other than the Excluded Assets). The Acquired Assets, other than inventory and intangible assets, have been maintained in accordance with the Seller’s past practice, and are in good operating condition (subject to normal wear and tear).

      (d) Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

      (e) Legal Compliance. The Seller has conducted the Business at all times in compliance with all Applicable Laws, and the Seller is not in default or material violation in any respect under any of such laws applicable to the Business or the Acquired Assets, except where the failure to be in compliance or such default or violation would not have a material adverse effect on the Business.

      (f) Tax Matters. The Seller has filed all foreign, federal, state and local Tax returns that it was required to file with respect to the Business or the Acquired Assets, and has paid all Taxes including, without limitation, Income Taxes required to be paid with respect to such returns. No other or additional Taxes have to be paid by the Seller for which the Buyer or the Business and the Acquired Assets will become liable. Except as set out in Schedule 2(f), the Seller has not received notice of any tax deficiency proposed or assessed against it, and the Seller has not executed any waiver of any statute of limitations on the assessment or collection of any Taxes, none of the Seller’s Tax returns has been audited by any Governmental Authority in a manner to bring such audit to the Seller’s attention, and there are no Tax liabilities relating to the Business or the Acquired Assets except those incurred in the Ordinary Course of Business.

      (g) Intellectual Property. Schedule 2(g) identifies all Intellectual Property, owned by or licensed to the Seller relating to or used in connection with the Business and identifies each license, agreement or other permission to or from any third party which the Seller has or has been granted with respect to any of the Intellectual Property. Schedule 2(g) also includes the name under which the Intellectual Property rights are claimed, and the dates of issuance or application, as the case may be. Except as set out in Schedule 2(g), Seller owns or has a valid and enforceable license to use all the Intellectual Property necessary to operate the Business, including the Intellectual Property listed on Schedule 2(g) and, except as set forth thereon, pays no royalty under any of them and has the exclusive right to bring actions for any infringement thereof. Neither the conduct of the Business nor any product made or sold by the Business violates any license, agreement or other permission granted to the Seller or, to Seller’s Knowledge, infringes any Intellectual Property of any third party. There is no pending or, to the Seller’s Knowledge, threatened, claim or litigation against the Seller contesting or challenging the validity, enforceability, ownership or use of any of the Intellectual Property used in the Business or asserting any misuse thereof. Except as provided on Schedule 2(g), there are no outstanding options, licenses or agreements of any kind relating to the foregoing. The Seller has no Knowledge of any facts or claims which may prohibit, impair or impede the renewal of the registration of any registered Intellectual Property. All Intellectual Property owned or used by the Seller in connection with the Business immediately prior to the Closing will, if applicable, subject to the Service Agreement be owned or available for use by Buyer on identical terms and conditions immediately subsequent to Closing provided Buyer completes its obligations with respect to effecting such transfers in the appropriate registration offices.

      (h) Contracts. Schedule 2(h) lists the following contracts and other agreements related to the Business to which the Seller is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of DEM 100,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of DEM 100,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of DEM 100,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any material agreement concerning confidentiality or noncompetition;

(vi) any material agreement involving any Affiliates;

(vii) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(viii) any agreement under which the consequences of a default or termination could have a material adverse effect on the Business;

(ix) any other agreement (or group of related agreements) the performance of which involves consideration in excess of DEM 100,000, or

(x) any collective bargaining agreement between Seller and any labor organization.

Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Schedule 2(h) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Schedule 2(h). With respect to each such agreement, to Seller’s Knowledge: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

      (i) Litigation. Schedule 2(i) sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, court and out-of-court settlements with continuing obligations of the Business or charge relating to the Business or (ii) is a party to any action suit, proceeding, hearing, or investigation (including without limitation, any investigation by any Governmental Authority involving any Contract) of, in, or before any court or quasijudicial or administrative agency of any federal, state or local jurisdiction or any arbitrator, relating to the Business, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the Business or impair the ability of the Seller to consummate the transactions contemplated by this Agreement.

      (j) Accounts Receivable; Inventories. The accounts receivable of the Business have been generated in the Ordinary Course of Business, reflect a valid obligation due to Seller for the payment of goods or services provided by the Business and, except as otherwise noted, are reasonably anticipated to be paid in the normal course without recourse, defense, deduction, return of goods, counterclaim or offset on the part of the obligor. The inventories of the Business are usable or saleable in the Ordinary Course of Business.

      (k) Leases. Schedule 2(k) of the Disclosure Schedule lists all leases or lease purchase agreements relating to the Business or any of the Acquired Assets to which the Seller is a party. Except as identified in Schedule 2(k): (i) each such lease is valid, binding and in full force and effect; (ii) neither the Seller nor any of its respective lessors is in default under any of such leases and no event has occurred which could give the lessor under any of such leases the right to claim a default under any of such leases. All said leases are freely assignable to Buyer without any consents or approvals except as shown on Schedule 2(k).

      (1) Employment Matters. Except as set out in Schedule 2(l) of the Disclosure Schedule, no unfair labor practice charge, work stoppage, picketing or other such activity relating to labor matters has occurred or is pending in respect to the Business. Except as set out in Schedule 2(l) of the Disclosure Schedule, the Seller is in compliance in all material respects with all requirements of federal, state and local laws and relations governing employee relations, including collective bargaining agreements, which may be applicable to the Business, including Shop Agreements with the Works’ Council applicable to the Business and its Employees as well as Collective Bargaining Agreements, and including without limitation anti-discrimination laws, wage and hour laws, labor relations laws and occupational safety and health laws, and no suits, charges or administrative proceedings relating to any such law or regulation are pending or, to Seller’s Knowledge, have been threatened. None of the employees, to the Seller’s best knowledge, have threatened to object against their transfer to the Buyer by operation of law or to give notice of termination because of a change of control to the Business. Seller has notified the Works’ Council in charge of the Business about the upcoming sale of the Business in compliance with Applicable Law. Seller is not aware to its best knowledge that the Works’ Council in charge of the Business is threatening action with respect and because of the sale of the Business.

      (m) Employee Benefit Plans. The representations and warranties set forth in this Section 2(m) (other than Section 2(m)(v)) are being made solely with respect to plans, practices, policies, and arrangements that cover one or more employees of the Business. Except as set out in Schedule 2(m) of the Disclosure Schedule, Seller is not a party to, does not contribute to or maintain and does not have any current or future obligation or liability with respect to, any pension, pension insurance (Rückdeckungsversicherung), profit sharing, retirement, stock purchase, stock option, bonus, incentive compensation or deferred compensation plan, life, health, accident, disability, workers’ compensation or other insurance plan, severance or separation plan, compromise of interest (Interessenausgleich) or social plan (Sozialplan), or any other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, (hereinafter collectively referred to as “Benefit Plans”). Schedule 2(m) lists completely and accurately all Shop Agreements with the works’ council and the combined works’ council (Gesamtbetriebsrat) which relate to the Business and which will obligate the Buyer with respect to the employees from the Closing, as well as Collective Bargaining Agreement regarding the Business (the “Shop Related Plans”). With respect to those Benefit Plans set out in Schedule 2(m) of the Disclosure Schedule, and except as otherwise disclosed in Schedule 2(m):

(i) Each such Benefit Plan (and each related trust, insurance contract or fund) is in substantial compliance in form and in operation with all requirements of applicable law; each such Benefit Plan has been administered in all material respects in accordance with its governing documents and all applicable laws and regulations; and there has been no breach of fiduciary duty, prohibited transaction, or other event with respect to any such Benefit Plan that could result in an excise tax or other claim or liability against Seller, any Benefit Plan or any fiduciary of such Benefit Plan.

(ii) All contributions and payments with respect to each such Benefit Plan that are required pursuant to the terms of such Benefit Plan or applicable law for periods ending on or prior to the Closing Date, have been made on a timely basis,

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and provision has been made for any such contributions or payments for such periods that are not yet due.

(iii) Seller has furnished to Buyer, with respect to each such Benefit Plan, correct and complete copies of all plan documents, all amendments, any related trust agreements, insurance contracts or other funding arrangements.

(iv) No representation has been made to any employee or former employee of the Business with respect to any such Benefit Plan that would entitle the employee or former employee to benefits greater than or in addition to the benefits provided pursuant to the actual terms of such Benefit Plan, including, without limitation, representations as to post-retirement health or death benefits.

(v) No action, suit, proceeding, hearing or investigation with respect to any such Benefit Plan (other than routine claims for benefits) will be pending or threatened as of the Closing Date.

      (n) Financial Statements.

(i) Schedule 2(n) hereto contains the following financial statements: unaudited balance sheets and statements of income and cash flows as of and for the fiscal years ended March 31, 1999, 2000, and 2001, and the two-month period ending May 31, 2001, for the Business (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with German generally accepted accounting principles (Grundsätze ordnungsgemäßer Buchführung und Bilanzierung) throughout the periods covered thereby and present fairly the assets and liabilities of the Business as of such dates and the results of operations of the Business for such periods. The books of account of the Business reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of the Business required to be reflected therein.

(ii) Except for those liabilities reflected in the Financial Statements, which have arisen since the date of the Financial Statements in the Ordinary Course of Business or which are described in Schedule 2(n), the Business has no material liabilities (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and due or to become due).

      (o) Insurance. The Seller maintains in effect insurance covering the Business, the Acquired Assets, the employees and any liabilities relating thereto in the amounts and coverage set forth in Schedule 2(o) of the Disclosure Schedule, and such insurance coverage shall be maintained by the Seller through the Closing Date.

      (p) Business Changes. Except for the transactions contemplated by this Agreement and except as set forth in Schedule 2(p) of the Disclosure Schedule, since March 31, 2001, there has not been: (i) any material adverse change in the financial condition, prospects, operations or results of operations of the Business, or material damage, destruction or loss (whether or not covered by insurance) affecting the Business or the Acquired Assets; (ii) any sale, lease, abandonment or other disposition of any material Fixed Assets or other operating property except for disposition of inventory in the Ordinary Course of Business; (iii) any transfer of any of the Acquired Assets by the Seller to any officer, director, employee or Affiliate of Seller or any other transfer of Acquired Assets outside the Ordinary Course of Business; (iv) any increase in compensation of any officer, director or employee (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or the adoption of any new benefit program, plan or other arrangement for officers, directors or employees; (v) the loss of any material supplier or customer or the occurrence of any other event or condition of any character likely to have a material adverse effect on the Business; (vi) any material agreement, contract, lease, or license (or series of related agreements, contracts, leases or license) involving more than DEM 100,000 entered into, and no existing lease, license, contract or agreement has been modified outside the Ordinary Course of Business; (vii) no Lien has been imposed upon any of its assets, tangible or intangible; or (viii) no capital expenditures have been made in an amount in excess of DEM 100,000, individually or in the aggregate.

      (q) Government Licenses and Permits. Except as set out in Schedule 2(q), the Seller has all governmental licenses and permits necessary to conduct the Business as presently conducted and to own and use the Acquired Assets, and all such licenses and permits are in full force and effect.

      (r) Environmental Matters. Except as disclosed on Schedule 2(r), to the Knowledge of the Seller:

(i) the Seller and all facilities and property (including underlying non-native fill, soil, air and groundwater) owned or leased by the Seller are (1) in compliance in all respects with all of the laws, statutes and regulations of the European Union, the Federal Republic of Germany, the State of Baden-Württemberg and the municipality of Frittlingen relating to the generation, use, storage, processing, release, transportation, and disposal of Hazardous Materials and waste, non-hazardous commercial/industrial materials and wastes, and municipal solid wastes and discharge thereof into the environment (“Environmental Laws”), (2) not subject to any third party Environmental Claims, and (3) not subject to Regulatory Actions or proceedings against the Seller, except for such instances of non-compliance (if any) which have not caused and are not likely to cause any material adverse effect to the Business; and

(ii) there are no pending or threatened:

(a) claims, complaints, notices, notices of violation, administrative orders, consent orders, memoranda of agreement, or requests for information received or executed by the Seller with respect to any alleged violation of any Environmental Law, or

(b) complaints, notices, or inquiries to the Seller regarding potential liability under any Environmental Law.

      (s) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Seller is subject to or any provision of the charter or bylaws of Seller or (ii), except as set forth in Schedule 2(s), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangements to which Seller is a party or by which it is bound or to which any of its assets, is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a material adverse effect on the Business or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the Business or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

      (t) Real Property. Schedule 2(t) sets forth the address and description of each parcel of Real Property. With respect to each parcel of Real Property:

(i) Seller has title, free and clear of all Liens and encumbrances, except other than Excepted Liens;

(ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Real Property or any portion thereof or interest therein.

(iii) Except as set forth on Schedule 2(t), Seller is not a party to any lease of Real Property related to the Business.

(iv) The Real Property identified in Schedule 2(t) of the Disclosure Schedule comprises all of the real property used or intended to be used in the Business and Seller is not a party to any agreement or option to purchase any real property or interest therein for use in connection with the Business.

(v) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business. There are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

(vi) Seller has not received written notice of any condemnation, expropriation or other proceeding in eminent domain, affecting any parcel of Owned Real Property or any portion thereof or interest therein.

(vii) To the Knowledge of Seller, the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land laws concerning real property, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”). Seller has not received any notice of violation of any Real Property Law and, to the Knowledge of Seller, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(viii) Each parcel of Real Property has direct access to a public street adjoining the Real Property or has access to a public street via insurable easements benefiting such parcel of Real Property, and such access is not dependent on any land or other real property interest which is not included in the Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property.

(ix) All mechanical, electrical, and plumbing systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon.

(x) Seller’s use or occupancy of the Real Property or any portion thereof and the operation of the Business as currently conducted is not dependent on a “permitted nonconforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(xi) To the Knowledge of Seller, the current use and occupancy of the Real Property and the operation of the Business as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property.

(xii) None of the Real Property or any portion thereof is located in a flood hazard area.

(xiii) To the Knowledge of Seller, all property development expenses and other assessment bonds for property development measures issued and due prior to closing are completely calculated and paid by the Seller. To the Knowledge of Seller, neither the City of Frittlingen, nor any other municipality has any claims for the registration of servitudes on the property or parts of the property or with respect to the street front property. To the Knowledge of Seller, all pre-payments for any property development expenses or similar charges issued and/or due prior to closing have been made for the Seller. The Real Property is not subject to the laws governing public housing.

      (w) Neither Seller nor the Business have received any subsidies which were not approved by the European Commission, except those the Buyer or the Business is and will not become liable for any claims for repayment.

      (x) Exclusivity of Representations. The representations and warranties made by Seller in this Agreement by way of an independent and separate guarantee (selbständiger

Garantievertrag) are in lieu of (and are exclusive of) any other representations and warranties by Seller, or any officer, employee or agent of Seller, express or implied. Seller hereby disclaims any such other representations or warranties (express or implied), notwithstanding any delivery or disclosure of any documents or other information to Buyer, its officers, directors, employees, agents or representatives or any other person. For the avoidance of doubt, Sections 460, 462, 463 and 464 of the German Civil Code and Sections 377 and 378 of the German Commercial Code do not apply, neither directly nor by way of analogy.

      (y) No Material Omission. None of this Agreement, the Disclosure Schedule, nor any certificate or other document furnished by the Seller to the Buyer, contains any untrue statement or misstatement of a material fact or omits to state a material fact necessary to make the statement contained therein and herein not misleading.

      3. Representations and Warranties of the Buyer by way of a Independent and Separate Guarantee (selbständiger Garantievertrag). The Buyer represents and warrants to the Seller by way of an independent and separate guarantee (selbständiger Grantievertrag) within the meaning of Section 305 of the German Civil Code that the statements contained in this Section 3 are correct, complete and not misleading as of the date of this Agreement, except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in schedules corresponding to the lettered and numbered sections contained in this Section 3.

      (a) Organization of the Buyer. The Buyer is a German limited liability company (GmbH) duly organized and validly existing under the laws of the Federal Republic of Germany and is qualified to do business there.

      (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the shareholder of the Buyer has duly authorized the execution, and performance of this Agreement by the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions provided that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors, and (ii) enforcement and the availability of the remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding for such remedies may be brought.

      (c) Brokers’ Fees. The Buyer has no liability or obligation to any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

      (d) Certain Litigation. There is no action, proceeding or investigation pending to which the Buyer is a party or, to the Buyer’s Knowledge, threatened, against the Buyer, which questions the validity of this Agreement or impairs the ability of the Buyer to consummate the transactions contemplated hereby.

      (e) No Material Omission. Neither this Agreement nor the Disclosure Schedule, nor any certificate or other document furnished by the Buyer to the Seller, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained therein and herein not misleading.

      (f) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Buyer is subject to or any provision of the charter or bylaws of Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangements to which Buyer is a party or by which it is bound or to which any of its assets, is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a material adverse effect on the Business or on the ability of the Buyer to consummate the transactions contemplated by this Agreement. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the Business or on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

      4. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      (a) General. Each of the Parties will take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

      (b) Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement.

      (c) Conduct of Business. Seller shall use its diligent efforts prior to consummation of the transaction contemplated hereby to preserve the business organization of the Business intact, and to preserve its goodwill and the confidentiality of its business know-how, to keep available to the Business the service of its present employees and to preserve for the Business the present relationships between the Business and its customers and others having a business relationship with the Business. Without limiting the foregoing, prior to the consummation of the transaction contemplated hereby, (i) the Business shall be conducted only in the Ordinary Course of Business, and the character of the Business shall not be changed; (ii) no asset of Seller pertaining to the Business shall be sold except in the Ordinary Course of Business; (iii) Seller shall not subject any of the Acquired Assets to any lien, security interest, encumbrance or charge other than Excepted Liens; (iv) except for liabilities incurred in the Ordinary Course of Business prior to the date hereof, Seller shall not with respect to the Business make any individual payment or commitment in excess of DEM 100,000 without the prior consent of Buyer (which shall not be unreasonably withheld or delayed); and (v) Seller shall not with respect to the Business make any material capital investment or improvement, or enter into any agreement creating any material commitment without the prior consent of Buyer (which shall not be unreasonably withheld or delayed).

      (d) Full Access. Seller will permit employees and representatives of the Buyer and its Affiliates to have full access (subject to limitations on access imposed by any Applicable Law) at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Business, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Business.

      (e) Schedules and Amendments to Disclosure Schedules. All information disclosed in this Agreement or any Disclosure Schedule hereto shall be deemed fully disclosed for all purposes of this Agreement and all Disclosure Schedules hereto. At or prior to the Closing, Seller shall have the right to deliver amended Disclosure Schedules for review and either approval thereof or rejection thereof by Buyer, which approval or rejection shall not be delayed by Buyer. To the extent that Buyer approves and accepts in writing any amendment to any Disclosure Schedule (but only to such extent), such amendment shall be deemed included in such Disclosure Schedule for all purposes hereof and the indemnification provisions hereof shall not apply to any loss, damage, liability, claim, fee, cost or expense arising out of, based upon or resulting from any matters that have been disclosed in such amended Disclosure Schedule.

      (f) Exclusive Consideration. Until the earlier of Closing or July 10, 2001 (or such shorter period if both parties agree not to pursue the transaction), (i) Seller will not enter into an agreement, understanding or arrangement, or engage in any discussions or negotiations, relating to any Acquisition Proposal; (ii) solicit or encourage the submission of an Acquisition Proposal; (iii) transmit any documents relating to this transaction to any third party other than Seller and its advisers; or (iv) permit any of Seller’s representatives or Affiliates to do any of foregoing.

      5. Conditions to Obligation to Close.

      (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 2 above shall be true and correct on the date hereof and as of the Closing Date;

(ii) the Seller shall have performed and complied with all of its covenants hereunder through the Closing;

(iii) there shall not be an injunction, judgment, order, decree, or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 5(a)(i)-(iii) is satisfied in all respects;

(v) except to the extent that the assignment of all or any portion of any Contract by the Seller to the Buyer shall require the consent of another party thereto and notwithstanding the provisions set out in Section 1(c), the Parties shall have received all necessary authorizations, consents, and approvals of Governmental Authorities and other third parties for the consummation of the transactions contemplated by this Agreement and by the Breeze Agreement, if any;

(vi) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

(vii) the Buyer shall have received satisfactory evidence that the Acquired Assets are, or on the Closing Date will be, free of Liens other than Excepted Liens; including without being limited to, a deletion consent (Löschungsbewilligung) or an equivalent mean of the mortgage on the Real Property by BHF-Bank to the acting notary, as well as the mortgage deed to take the Real Property out of such deed, as well as a release of all collateral granted to any creditor of the Seller or its Affiliates with respect to the Acquired Assets;

(viii) the Seller shall have executed the approval for registration of the “Pebra” trademark with the German Patent and Trademark Office, and the approval shall have been notarized;

(ix) the Seller shall have executed the Service Agreement, and the Service Agreement shall have been notarized.

      The Buyer may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct on the date hereof and as of the Closing Date;

(ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 5(b)(i)-(iii) is satisfied in all respects;

(v) the Parties shall have received all necessary authorizations, consents, and approvals of Governmental Authorities for the consummation of the transactions contemplated by this Agreement and the Breeze Agreement, if any;

(vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

(vii) the US Seller’s German Counsel shall have been notified by telefax by US Seller’s US counsel of the completion of the closing of the Breeze Acquisition; and

(viii) the Buyer has executed the Service Agreement.

The Seller may waive any conditions specified in this section 5(b) if it executes a writing so stating at or prior to the Closing.

      6. Termination.

      (a) Manner of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned on or before the Closing Date:

(i) By mutual agreement of Seller and Buyer;

(ii) By Buyer, by written notice, if any of the conditions of Section 5(a) of this Agreement have not been met by July 10, 2001 and have not been waived in writing by Buyer and provided that Buyer is not then in breach of its obligations hereunder; or

(iii) By Seller, by written notice, if any of the conditions of Section 5(b) of this Agreement have not been met by July 10, 2001, and have not been waived in writing by Seller and provided that Seller is not then in breach of its obligations hereunder.

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 6(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

      7. Indemnification.

      (a) Survival. All representations, warranties and covenants contained in this Agreement shall survive (and not be affected in any respect by) the Closing until the last day of the eighteenth (18th) calendar month following that which includes the Closing Date, whereupon all such representations, warranties and covenants shall expire and terminate and shall be of no further force or effect, except that

(i) all payment obligations relating to the Purchase Price and all covenants set out in this Agreement shall survive until the date set forth for expiration of such covenant (if an expiration date is specifically so stated) or otherwise until fully satisfied or waived in writing;

(ii) the representations set out in Sections 2 (a), (b) and (c) shall survive pursuant to Section 195 of the German Civil Code;

(iii) the representations set out in Sections 2(f) shall survive until six months after the next coming tax audit of the Business has become final and non-appealable.

      (b) Indemnification Provisions for Benefit of the Buyer.

      (i) In the event the Seller breaches any of its representations or warranties, or any of its covenants, set out in this Agreement, and, if, with respect to the representations and warranties, there is an applicable survival period pursuant to Section 7(a) above, and provided that the Buyer makes a written claim for indemnification, then the Seller agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer which are caused proximately by the breach (keine Haftung für Mangelfolgeschäden); provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of the Seller contained in this Agreement until the Buyer has suffered Adverse Consequences by reason of all such breaches in an aggregate amount exceeding DEM 500,000 and then only for such Adverse Consequences in excess of DEM 500,000, provided, however, that with respect to breaches of (i) Section 2(f) the amount shall be DEM 50,000, and (ii) Section 2(a), (b), (c) and (w) for which there shall be no indemnity deductible.

      (ii) The Seller shall indemnify the Buyer and shall hold the Buyer harmless from and against any and all Adverse Consequences arising from or related to the Excluded Liabilities.

      (c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if, with respect to the representations and warranties, there is an applicable survival period pursuant to section 7(a) above, and provided that the Seller makes a written claim for indemnification against the Buyer, the Buyer agrees to indemnify the Seller from and against any Adverse Consequences the Seller shall suffer which are caused proximately by the breach (keine Haftung für Mangelfolgeschäden).

      (d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly (and in any event within ten

(10) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

(ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section (d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

      (e) Other Indemnification Provisions. The indemnification provisions in this Section 7 are in addition to, and not in derogation of, any remedy any Party may have for breach of representation, warranty or covenant; provided, however, that the Buyer acknowledges and agrees (i) that the foregoing indemnification provisions in this Section 7 shall be the exclusive remedy of the Buyer for any breach of the representations and warranties in Section 2(d) through (t) of this Agreement; (ii) the indemnification threshold established in Section 7(b) shall apply to any right of indemnification howsoever arising, whether under this Agreement or otherwise, exclusive of a right arising from a claim of fraud; and (iii) in no event shall the Seller’s obligations under this Agreement, under the Breeze Agreement or under any statutory, equitable, or common law remedy exceed, in the aggregate Five Million US-Dollars ($ 5,000,000) respectively its equivalent in DEM to be calculated according to the average exchange rate as published by the Wallstreet Journal (New York edition) on the Closing Date except with respect to breaches of Section 2(a), (b), (c), (f) and (r) for which Seller’s obligations shall not exceed the Combined Purchase Price and except for breaches of Section 7(b)(ii), for which the Seller’s obligation shall not be subject to any limitation. For purposes of determining when the thresholds and limitations set forth in Section 7(b)(i) and this Section 7(e) have been met, any Adverse Consequences arising from the breach of the U.S. Seller’s representations and warranties set forth in the U.S. Purchase Agreement and indemnifiable by the U.S. Seller thereunder shall be treated as Adverse Consequences indemnifiable by the Seller under this Agreement, and any payments made by the U.S. Seller with respect to its indemnification obligations for such Adverse Consequences shall be treated as payments made by the Seller.

      (f) Additional Environmental Provision. Seller agrees to indemnify Buyer for the cost of closedown or removal and clean-up or of the underground storage tanks located under parcel of land 1545/100 and 1545/1 under No 1349 of the Land Register of Frittlingen. Such removal and clean-up shall be in accordance with a work plan and budget established by the Seller’s Director of Environmental Affairs in conjunction with representatives of the Buyer and mutually acceptable to the Parties. Such work plan and budget shall provide that such tank be removed as soon as possible, but in no event later than one hundred and eighty (180) days following the Closing Date.

      (g) Seller hereby grants an irrevocable power of attorney to the US Seller to handle and agree upon on behalf of the Seller any indemnification claims arising under the provisions in this Section (7); US Seller is released from the restrictions of Section 181 of the German Civil Code. Buyer hereby grants an irrevocable power of attorney to the US Buyer to handle and agree upon on behalf of the Buyer any indemnification claims arising under the provisions in this Section (7); US Buyer is released from the restrictions of Section 181 of the German Civil Code. Such agreement as determined by US Buyer and US Seller shall be binding on Seller and Buyer.

      8. Further Agreements.

      (a) Seller’s Covenant Not to Compete.

(i) For a period of two (2) years from and after the Closing Date (the “Restricted Period”), the Seller will not engage, directly or indirectly, in the manufacture and/or sale of products manufactured by the Business on the Closing Date in any geographic area in which the Business is conducted as of the Closing Date; provided, however, that ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed to constitute engaging in any such business.

(ii) At all times after the date hereof, the Seller shall keep secret and retain in strictest confidence, and shall not use for its benefit or the benefit of others, except in connection with the business and affairs of Buyer, all Confidential Information and shall not disclose such Confidential Information to anyone outside of Buyer, and their Affiliates except with the express written consent of the Buyer and except for Confidential Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Seller as a result of being (a) readily ascertainable from public or published information, or trade sources, (b) received from a third party not under an obligation to Buyer to keep such information confidential or (c) required by any law or order.

(iii) During the Restricted Period, the Seller shall not, without the prior written consent of the Buyer, directly or indirectly, (A) induce or attempt to induce any employee of Buyer to leave the employ of Buyer, or in any way interfere with the relationship between Buyer and any employee thereof, (B) hire any person within one (1) year of the last day such person was an employee of Buyer or (C) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Buyer to cease doing business with Buyer or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Buyer (including, without limitation, making defamatory statements of communications about Buyer).

(iv) If the final award of any arbitration panel (or in the event there should be a final judgment of a court of competent jurisdiction) declares that any term or provision of this Section 8(a) is invalid or unenforceable, the Parties agree that the panel or court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provisions, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the award may be challenged or the judgment may be appealed.

      (b) Employees.

(i) Effective on the Closing Date, Buyer shall assume and employ all persons who at the Closing are employees of Seller located at its facilities in Frittlingen, Germany (the “Employees”) upon terms and conditions of employment similar to those which existed immediately prior to the Closing Date, as required by Section 613 a of the German Civil Code.

(ii) Buyer shall assume and honor all obligations to the Employees which existed prior to the Closing Date, including, but not limited to, all employment policies, employment agreements and collective bargaining agreements; provided, however, that Seller shall indemnify Buyer for any liability for any bonus payments due to management of the Business for the fiscal year ended March 31, 2001, as well as retention, severance and/or deferred compensation payable to management of the Business. Notwithstanding the foregoing, Buyer shall be responsible for all severance compensation payable to employees terminated by Buyer after the Closing, but not any payments to employees who object against their transfer to the Seller by way of Section 613(a) of the German Civil Code. All accrued but unused paid time off entitlements, including, but not limited to, vacation, sick days and compensation time shall be carried forward and accumulation continued in the same manner that existed immediately prior to the Closing Date.

(iii) Buyer shall be responsible for any notices required of Buyer by any applicable plant closing or mass lay-off laws.

      (c) Assignments, etc. Seller shall cooperate with Buyer in order to assist Buyer to obtain such novations, if any, and consents to assignments or other transfers of interests in Contracts associated with the Business and included in the Acquired Assets. If any such novation or consent is not obtained in respect of any Contract being assumed by Buyer, Seller will cooperate in reasonable arrangements required by Buyer to provide Buyer with the benefits under such Contract. Buyer shall cooperate with Seller by providing accounting support and such related documentary backup reasonably necessary to facilitate the payment by or to Seller of all cancellation fees and consummation of all acts due from customers with respect to any contract which is terminated or suspended prior to or at the Closing under a contractual termination for convenience or like provision.

      (d) Availability of Records to Seller. The Buyer shall make available to the Seller such documents, books, records or information relating to the Acquired Assets and Assumed Liabilities or to the Business prior to the Closing as the Seller may reasonably require after the Closing in connection with any tax determination, any claim against, or defense by, the Seller relating to the conduct of the Business prior to the Closing or governmental investigation of the Seller or any of its Affiliates. The Buyer agrees not to destroy any files or records which are subject to this Section 8(e) without giving reasonable notice to the Seller, and within thirty (30) days of receipt of such notice, the Buyer may cause to be delivered to Seller the records intended to be destroyed, at the Seller’s expense.

      (e) Further Assurances. At any time, and from time to time, after the Closing, upon the request of any Party hereto and without further consideration, the Parties will execute and deliver such other instruments of sale, transfer, conveyance, assignment and delivery and confirmation and take such action as the requesting party may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to confirm the Buyer’s title to the Acquired Assets, and assist the requesting Party in exercising all rights and enjoying all benefits with respect to this Agreement. In addition, to the extent Seller receives a payment with respect to any Acquired Asset after the Closing , Seller will promptly, but in no event later than ten (10) business days thereafter, remit such payment to Buyer. Buyer further agrees that if it discovers any information (electronic or otherwise) which might reasonably be deemed to be confidential information not related to the Business or the Acquired Assets, Buyer will promptly notify Seller of the existence of such information and such discovered information shall be returned to Seller or at the election of Seller, destroyed and Buyer will certify to Seller the destruction of such discovered information in a commercially reasonably manner.

      (f) Survival. The provisions of Article 8 shall survive the Closing.

      9. Dispute Resolution.

      (a) Arbitration. If a dispute, controversy or claim arises out of or relates to this Agreement or any side agreement entered into in connection with the transactions contemplated hereby, or any breach or alleged breach hereof or thereof, and if said dispute cannot be settled through direct discussions between the Parties, said dispute shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Arbitration will be conducted by three arbitrators who will be selected by the parties from a panel provided by the American Arbitration Association. At least one arbitrator shall be licensed to practise law in the Federal Republic of Germany. The arbitration shall be conducted in Newark, New Jersey, USA or such other location to which the Parties mutually agree.

      (b) Fees. All fees and expenses (including transcripts, room rental and fees of the arbitrators) of arbitration, shall be paid as determined by the arbitrators. Each party shall pay its own attorneys’ fees.

      10. Miscellaneous.

      (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and, except as otherwise specifically provided herein, supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they are related in any way to the subject matter hereof.

      (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Notwithstanding the foregoing, Buyer may assign its rights in this Agreement and the other documents referenced herein to the providers of the financing of the Purchase Price as collateral for such financing.

      (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (f) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given five (5) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:

Gerald C. Harvey, Esq. Vice President, Secretary and General Counsel TransTechnology Corporation 150 Allen Road Liberty Corner, NJ 07938]

Copy to:

Dr. Gottfried Freier, Esq. Jones, Day, Reavis & Pogue Grueneburgweg 102 60323 Frankfurt am Main Germany

If to Buyer:

Gottfried Tittiger Breeze Holdings LLC c/o Industrial Growth Partners 100 Spear Street, Suite 310

San Francisco, CA 94105

Copy to:

Terrance L. Bessey, Esq. Kirkland & Ellis655 Fifteenth Street, N.W., Suite 1200 Washington, D.C. 20005

      Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.

      Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (g) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Federal Republic of Germany.

      (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (j) Expenses. Each of the Buyer and Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. In the event that Seller fails to close the transactions contemplated by this Agreement then, provided all of the conditions to the Buyer’s obligation to consummate the transactions contemplated by this Agreement set forth in Section 5(a) of this Agreement (other than any such condition the fulfillment of which is within the power of the Seller) Seller shall reimburse Buyer for all of its reasonable expenses incurred in connection with this Agreement. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges (including notary fees for the notarization of this Agreement, the Real Estate Purchase and Transfer Agreement, the notary’s acting as Escrow Agent, and all other responsibilities of the acting notary or his successor under all of these agreements) and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transaction contemplated by this Agreement shall be borne 50% by the Buyer and 50% by the Seller. Nothing herein shall impair the rights of the parties under Sections 7 and 9 above.

      (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

      (1) Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Disclosure of any information in any Disclosure Schedule or Exhibit hereto shall be deemed disclosure of such information for all Disclosure Schedules and Exhibits hereto.

      (m) Governing Language. The Parties agree that for all purposes the English version of this Agreement shall govern. To the extent German terms are provided in the governing English version of this agreement, such German wording shall prevail for purposes of interpretation.

      (n) The notarial deed of the acting notary Docket Nr. 684/2001 dated July 10, 2001 (Bezugsurkunde) is hereby approved by the Parties.

      11. Definitions.

      “Acquired Assets” means all of the right, title and interest in the hereinafter described assets used or held for use in connection with the Business: (a) tangible property such as machinery, equipment, furniture, fixtures, vehicles, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, as listed in Schedule 11(a), (b) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, the rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions as listed in Schedule (2)(g), (c) agreements, contracts, instruments, leases, subleases, commitments, other similar arrangements, and rights thereunder, as listed in Schedule (2)(h) and (2)(k), (d) accounts, notes, and other receivables, as listed in Schedule 11(e), (e) franchises, approvals, orders, registrations, certificates, variances, permits and licenses obtained from any Governmental Authority to the extent the same are transferable or assignable under Applicable Law, as listed in Schedule 11(f), (f) documents, correspondence, lists, (including lists of past, present and prospective customers), drawings and specifications, computer software, books, records and other printed or written materials as listed in Schedule 11(g), and (g) prepayments, advances and deposits related to the Business as listed in Schedule 11(h); (h) Real Property and Leased Real Property, (i) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (other than any such item relating to the payment of Taxes as described on Schedule 1(a)), and (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and provided further that the Acquired Assets shall not include the Excluded Assets.

      “Acquisition Proposal” any proposal, plan, agreement, understanding or arrangement contemplating any merger, consolidation, reorganization, recapitalization or similar transaction involving the Business, any transfer of any material asset of the Business, or any transaction that may be inconsistent with or that may have an adverse effect upon any of the transactions contemplated by this Agreement.

      “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, liabilities, obligations, Taxes (including but not limited to Taxes for unemployment insurance, disability insurance and other payroll Taxes), liens, losses, court costs and reasonable attorneys’ fees and expenses and all other damages within the meaning of Section 249 of the German Civil Code.

      “Affiliate” means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person (ii) any Person that is an executive officer or director of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, and (iii) when used with reference to a natural Person, any Person that is related to the specified Person by blood or marriage in the first degree of consanguinity; provided, however, that no natural Person shall be deemed to be controlled by any other Person.

      “Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations, directives (as far as directly applicable) ordinances or orders of any Governmental Authority, (ii) governmental approvals and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority.

      “Assumed Liabilities” means those Liabilities listed in Schedule 1(b).

      “Business” shall have the meaning set out in recital A of this Agreement.

      “Closing” has the meaning set forth in Section l(g) above.

      “Closing Date” has the meaning set forth in Section 1(g) above.

      “Confidential Information” means any information concerning the businesses and affairs of a Party hereto that is not already generally available to the public.

      “Contract” means any material oral or written contract, lease, license, certificate, sales confirmation, purchase order or other agreement relating to the Business and excluding licenses and/or permits issued by any Governmental Authority.

      “Disclosure Schedule” has the meaning set forth in Sections 2 and 3 above.

      “Employees” has the meaning set forth in Section 8(b) above.

      “Environmental Laws” and “Environmental Law” as defined in Section 2(r)(i) hereof.

      “Environmental Claims” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), costs and expenses, which arise at any time as a result of (a) Hazardous Materials upon, about or beneath, or migrating or threatening to migrate to or from, any property at any time owned, leased or occupied by the Seller, or (b) the violation of any Environmental Law.

      “Excepted Liens” means any Lien that constitutes an Assumed Liability or which is otherwise permitted by the terms of this Agreement as set forth on Schedule 2(c).

      “Excluded Assets” means any cash, or any investment by Seller (or an Affiliate thereof) in any other Affiliate of the Seller, any rights of the Seller under the Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement), all trademarks, trade names, service marks and logos used in or associated with the Business which utilize or incorporate the name “TransTechnology”, the logo associated therewith, or the phrase “engineered products for global partners” or any other assets identified in Schedule 1 (a) of the Disclosure Schedule.

      “Excluded Liabilities” means all Liabilities other than those identified as Assumed Liabilities on Schedule 1 (b) of the Disclosure Schedule.

      “Fixed Assets” means all machinery, tools, electronic devices, equipment, spare parts, supplies, furniture and furnishings, and other tangible personal property used or held for use in the Business, but excluding any Excluded Assets.

      “GAAP” means the generally accepted accounting principles as in effect in the United States of America, consistently applied.

      “Governmental Authority” means the government of the Federal Republic of Germany, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, commission or instrumentality of the Federal Republic of Germany, any state of the Federal Republic of Germany or any political subdivision thereof as well of the European Union.

      “Hazardous Materials” means any pollutants, contaminants, toxic substances, hazardous waste or hazardous substances defined in or regulated under any Environmental Law.

      “Income Tax” means any federal, state, local, or foreign income tax, and trade tax (Gewerbesteuer), including any interest, penalty or other addition thereto, whether disputed or not.

      “Intellectual Property” means all patents, patent disclosures and inventions, trademarks, service marks, trade names, domain names including the name Pebra and copyrights (and applications and registrations for any of the foregoing and goodwill associated therewith) and all technical know-how, trade secrets, inventions, processes, formulas, ideas, confidential information, trade dress and any other similar intangible assets owned, held or used by the Seller in connection with the Business, as listed on Schedule 2(g), and excluding any rights relating to the name “TransTechnology,” any variation thereof, the logo associated therewith, the phrase “engineered products for global partners” or the name “Breeze” for use (i) in any trademark class other than International Class 6 or United States Class 13 or as related solely to house clamps or other current or planned products of the business as of the date of Closing and (ii) as part of or all of the corporate name of Buyer, and as part of all uses by Buyer of such corporate name in the normal course of the Business.

      “Judgment” means any judgment, writ, order or decree of or by any court, judge, justice, magistrate or arbitrator(s), including any bankruptcy court or judge, and any order of any Governmental Authority.

      “Knowledge” means actual knowledge of the executive management of Buyer or Seller, as the case may be, after making reasonable inquiry of officers or senior management employees having responsibility for those operations or transactions to which such representation and warranty relates.

      “Law” means the common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted promulgated, applied, or followed by any Governmental Authority or court.

      “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Business.

      “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      “Lien” means any security agreement, financing statement, conditional sale or other title retention agreement, any lease, consignment or bailment given for security purposes, any mortgage, pledge, option, constructive trust or other trust, attachment, exception to or defect in title or other ownership interest (with respect to the Real Property: any entries in part II of the land register to the Real Property not disclosed in the Real Property Sale and Transfer Agreement, and any mortgages or other encumbrances listed in part III of the land register of the Real Property, except the mortgage referred to in the Real Property Sale and Transfer Agreement, interests not registered in the land register, public taxes, duties or other public charges which are not eligible for registration in the land register, feudal servitudes or limitations concerning the rights of neighboring property owners) of any kind which:

(i) creates or confers or purports to create or confer an interest in property to secure payment or performance of a liability, obligation or claim, or which retains or reserves or purports to retain or reserve such an interest for such purpose;

(ii) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of, or otherwise results or may result in any Person acquiring, any property or interest therein; or

(iii) restricts the transfer of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any property. Lien shall not include (a) mechanic’s, materialmen’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money or the deferred purchase price of any asset.

      “HGB” means the German Commercial Code.

      “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice including with respect to quantity and frequency.

      “Party” has the meaning set forth in the preface above.

      “Person” means an individual, a partnership, corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      “Real Property” means the real property and improvements thereon commonly known as Pebra, Werk Breeze Pebra, Hauptstr. 2/1, 78665 Frittlingen Germany and registered in the Land Register of Frittlingen under No. 1349.

      “Real Property Purchase Agreement” means the purchase agreement concerning the Real Property, attached to this Agreement as Exhibit 1(a).

      “Regulatory Action” means any action taken by any instrumentality of the European Union and the Federal Republic of Germany, the State of Baden-Wuerttemberg, or any subdivision thereof, to enforce any Environmental Law or any regulation promulgated pursuant to any Environmental Law.

      “Seller’s German Counsel” means Jones, Day, Reavis & Pogue, Grueneburgweg 102, 60323 Frankfurt am Main, Germany, Attention Juergen Reemers, telefax +49-69-97263993.

      “Seller’s US Counsel” means Hahn Loeser & Parks LLP, 3300 BPTower, 200 Public Square, Cleveland, Ohio 44114-2301, USA, Attention Steven H. Sneiderman, telefax +1-216-274-2522.

      “Service Agreement” means the service agreement concerning the providing of administrative services, attached to this Agreement as Exhibit 1(b).

      “Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      “Taxes” means any tax, charge, assessment, social security payments (including without being limited to pension, health insurance, unemployment and disability premiums), penalty, late charge or interest charged by a Governmental Authority or institution in charge of social security requirements.

      Reference is made to the Exhibits and Schedules (1)(b), (1)(c), (2)(g), (2)(h), (2)(k), (2)(m), (2)(n), 2 (o), 2 (t), (11)(a), (11)(e), (11)(f), (11)(g),(11)(h) and Exhibit 1 to the Service Agreement appended to this deed. The parties waived the right to have these Exhibits and Schedules read aloud. These Exhibits and Schedules were presented to the parties for information and signed by them on each page.

      The foregoing, including the Exhibits and Schedules 1(a), 2(c), 2(f), 2(i), 2(l), 2(p), 2(q), 2(r), 2(s), and the Confirmation Seeger-Orbis, was read aloud to the persons appearing in the presence of the deputy notary, approved by the persons appearing and signed in their own hands by the persons appearing and the deputy notary:

/s/ Sven-Uwe Wolber, on behalf of Seeger-Orbis Gmbh & Co. OHG, as Managing Director of TransTechnology Seeger-Orbis Gmbh, its General Partner with sole signature authority.

/s/ Josef Abeling, on behalf of Seeger-Orbis Gmbh & Co. OHG, as Managing Director of TransTechnology Seeger-Orbis Gmbh, its General Partner with sole signature authority.

/s/ Bernd Höhn, on behalf of Breeze Pebra GmbH as its Managing Director.